Quality ceiling fans and lighting.

FOR IMMEDIATE RELEASE	FY04-03

For Further Information:
Kathy Oher Chief Financial Officer (972) 393-3800, ext. 166 Investorrelations@craftmade.com	Hala Aly Halliburton Investor Relations (972) 458-8000 haly@halliburtonir.com

Craftmade International Announces Sales and Earnings Results
For Its Fiscal 2004 Third Quarter and Nine Months
-Net Income Increased 31.4%-

COPPELL, TEXAS, April 20, 2004 — Craftmade International, Inc. (Nasdaq: CRFT) today reported that net income rose 31.4% to $1,782,000 for its fiscal 2004 third quarter ended March 31, 2004, compared to net income of $1,356,000 for the third quarter of fiscal 2003. On a fully diluted basis, net income per share increased 32% to $0.33 for the third quarter ended March 31, 2004, compared to earnings per share of $0.25 for the corresponding year-ago period. Fully diluted shares outstanding for the three-month period were 5,360,000 compared to 5,440,000 for the same period last year.

Revenues for the quarter ended March 31, 2004 increased 2.6% to $18,344,000 from $17,878,000 for the same period last year. Third quarter net sales from the showroom division increased $1,143,000, or 10.3%, to $12,288,000 compared to $11,146,000 for the same three-month period last year. The strong sales increase was related to new product introductions, an increase in outdoor lighting sales, and strong sales of virtually all models of ceiling fans, particularly in the builder fan series, in connection with the improvement in the overall economy and the housing sector.

Net sales from the mass retail division decreased $676,000, or 10%, to $6,056,000 for the three months ended March 31, 2004, compared to $6,732,000 in the corresponding period last year. The decrease was due to inventory provided to a mass retailer in exchange for additional shelf space for new s.k.u.’s going into the program with such mass retailer and mark down money for the s.k.u.’s being replaced by the new merchandise.

Pre-tax income from the company’s 50%-owned subsidiaries decreased to $836,000 in the third quarter of fiscal 2004 from $1,043,000 in the prior-year period. The decline was primarily due to lower sales and margins and higher selling general and administrative expenses at Design Trends partially offset by higher sales and margins at Prime Home Impressions.

Gross profit as a percentage of sales for the three months ended March 31, 2004 remained relatively flat increasing to 30.2% from 30% in the same period last year. Gross profit from the showroom division decreased to 38.9% of sales from 39.7% of sales in the year-ago period, primarily due to increased product costs as a result of the weakening of the U.S. dollar compared to the Taiwan dollar. The gross margin of the mass retail division declined to 12.5% of sales for the three months ended March 31, 2004, compared to 14.8% of sales in the year-ago period.

Total selling, general and administrative expenses decreased by $604,000 to $3,209,000, or 17.5% of net sales for the third quarter of fiscal 2004, from $3,813,000 or 21.3% of net sales for

Press Release
Craftmade International, Inc.
April 20, 2004 - Page 2

the same period last year. The improvement in SG&A expenses in total dollars was primarily related to lower salaries and administrative expenses in connection with the closing of the TSI office in Sacramento, California, which occurred in the first quarter of 2004.

For the nine months ended March 31, 2004, revenues increased by 2% or, $1,034,000, to $53,894,000 from $52,860,000 for the same period last year.

On January 17, 2003, the Financial Accounting Standards Board (FASB or the “Board”) issued FASB Interpretation No. 46, (FIN 46), Consolidation of Variable Interest Entities. FIN 46 was intended to provide guidance in determining (1) whether consolidation is required under the “controlling financial interest” model of Accounting Research Bulletin No. 51 (ARB 51), Consolidated Financial Statements (or other existing authoritative guidance) or, alternatively, (2) whether the variable interest model under FIN 46 should be used to account for existing and new entities. In December 2003, the FASB released a revised version of FIN 46 (hereafter referred to as FIN 46R) clarifying certain aspects of FIN 46 and providing certain entities with exemptions from the requirements of FIN 46. The Company is evaluating the effect of FIN 46R to its 50% owned unconsolidated subsidiaries Design Trends and Prime Home Impressions effective March 31, 2004 as required under this new accounting standard. Management of the Company expects to determine whether it should continue to account for either of these entities using the equity method of accounting or if they should be consolidated prior to filing its 3rd Quarter 2004 Form 10-Q. If the Company concludes that consolidation is appropriate, consolidation will have no effect on net income or earnings per share or stockholders equity. However, if these entities are consolidated, their assets, liabilities, revenues and expenses will be included on the company’s balance sheets and income statements rather than being shown as a single line item reflecting the company’s net investment and equity income from these two unconsolidated subsidiaries.

“We are pleased with our overall performance for the nine-month period ending March 31, 2004, in spite of lower sales and margins and higher selling general and administrative expenses at Design Trends partially offset by higher sales and margins at Prime Home Impressions our 50% owned, non-consolidated subsidiaries. We are comfortable with earnings per share expectations in the range of $1.40 to $1.45 for fiscal year 2004 compared to current consensus estimates of $1.47, and we are optimistic that we can return to 20% annual growth in fiscal 2005.”

	Three Months Ended		Nine Months Ended
	March 31,		March 31,
	2004	2003	2004	2003
	(In thousands, except per share data)
Net Sales	$18,344	$17,878	$53,894	$52,860
Cost of Goods Sold	12,801	12,511	36,334	35,206
Gross Profit	5,543	5,367	17,560	16,654
Selling, general and administrative expenses	3,209	3,813	10,661	11,179
Pre-tax Income from 50% owned subsidiaries Pre-tax Income from wholly	836	1,043	2,757	3,464
owned subsidiaries	1,992	1,176	5,929	4,374
Total Pre-tax income	2,828	2,219	8,686	7,838
Net income	1,782	1,356	5,516	4,928
Diluted earnings per share	$0.33	$0.25	$1.01	$0.88
Diluted shares Outstanding	5,360	5,436	5,440	5,623

Press Release
Craftmade International, Inc.
April 20, 2004 - Page 3

Design Trends, LLC
Unconsolidated, 50% owned subsidiary

	Three Months Ended
	March 31,
	2004	2003
	(In thousands, except per share data)
Net sales	$6,782	$7,165
Cost of goods sold	5,485	5,098
Gross profit	1,297	2,067
Selling, general and administrative expenses	954	560
Income before taxes and minority interest	342	1,506
Minority interest	171	753
Pre-tax net income of Design Trends	171	753

A conference call to discuss the company’s performance during its fiscal 2004 third quarter, as well as the company’s outlook, is scheduled for Tuesday, April 20, at 10:00 a.m. Central Time. To participate in this call, dial (913) 981-5550 and refer to confirmation code 554362. A live Web cast of the call along with the replay can be accessed via the company’s Web site at www.craftmade.com.

Craftmade International, Inc., founded in 1985 and based in Coppell, Texas, is engaged in the design, distribution and marketing of a broad range of proprietary ceiling fans, lighting products and related accessories. The company distributes its premium products through a network of 1,600 showrooms and electrical wholesalers through a national sales organization of more than 65 independent sales representatives. Through its Trade Source International subsidiary, acquired in 1998, Craftmade distributes outdoor lighting, ceiling fan accessories and an indoor lighting line to the mass merchandiser market.

Certain statements in this News Release constitute “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of Craftmade International, Inc. to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These factors are discussed in more detail in the company’s Form 10-K filing with the Securities and Exchange Commission.

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